Exhibit (g)(1)

INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT made as of January 23, 2025, by and between Oaktree Fund Advisors, LLC, a Delaware limited liability company (the “Adviser”), and Oaktree Asset-Backed Income Private Fund Inc., a Maryland corporation (the “Fund”).

WHEREAS, the Fund is a newly organized non-diversified, closed-end management investment company registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”) that intends to operate as an interval fund under the 1940 Act;

WHEREAS, the Fund is authorized to issue its shares of common stock, par value $0.001 per share (the “Shares”), in one or more classes, with each such class representing interests in the same portfolio of securities and other assets;

WHEREAS, the Adviser is engaged principally in the business of rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended;

WHEREAS, the Fund desires to retain the Adviser to provide investment advisory services to the Fund in the manner and on the terms and conditions hereinafter set forth; and

WHEREAS, the Adviser is willing to provide services to the Fund in the manner and on the terms and conditions set forth.

NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

SECTION 1. Appointment of Adviser.

The Fund hereby appoints the Adviser to act as manager and investment adviser to the Fund for the period and on the terms herein set forth. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

SECTION 2. Duties of Adviser.

The Adviser, at its own expense, shall furnish the following services and facilities to the Fund:

(a)       Investment Program. The Adviser shall have the power to carry out any and all of the objectives and purposes of the Fund, as described in any private placement memorandum, prospectus or statement of additional information contained in the Fund’s registration statement on Form N-2 filed with the Securities and Exchange Commission, as each may be amended, modified or otherwise supplemented from time to time (collectively, the “Registration Statement”), and to, perform all acts and enter into and perform all contracts and other undertakings on behalf of the Fund, including delegating such power to perform or to enter into and perform all contracts and undertaking to any sub-advisers, as the Adviser deems appropriate or convenient in connection with the provision of its services contained herein. Without limiting the foregoing powers, the Adviser shall have all specific rights and power to do, or to delegate the power to any sub-adviser to do, the following on behalf of the Fund. The Adviser shall (i) furnish continuously an investment program for the Fund, (ii) determine (subject to the overall supervision and review of the Fund’s Board of Directors (the “Board” or the “Directors”)) the investments to be purchased, held, sold or exchanged by the Fund and the portion, if any, of the assets of the Fund to be held uninvested, (iii) make changes in the investments of the Fund and (iv) vote, exercise consents and exercise all other rights pertaining to such investments. The Adviser also shall manage, supervise and conduct the other affairs and business of the Fund and matters incidental thereto, subject always to the control of the Board, and to the provisions of the organizational documents of the Fund, the Registration Statement, including the Fund’s Private Placement Memorandum and Statement of Additional Information, any public filings made pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the New York Stock Exchange requirements, if applicable, including any press releases, and the 1940 Act and other applicable law, in each case as from time to time amended and in effect. In rendering the services required under this Agreement, the Adviser may, consistent with applicable law and regulations, from time to time, employ, delegate, engage, or associate with such affiliated entities or otherwise use resources of one or more affiliated investment advisers that qualify as “participating affiliates,” as such term is used in relief granted by the staff of the Securities and Exchange Commission (“SEC”), and as identified in the Adviser’s Form ADV, as it believes necessary to assist it in carrying out its obligations under this Agreement. Subject to the foregoing, the Adviser may also delegate any or all of its responsibilities to one or more investment sub-advisers, which sub-advisers may be affiliates of the Adviser, subject to the approval of the Board; provided, however, that the Adviser shall remain responsible to the Fund with respect to its duties and obligations set forth in this Agreement. The Adviser agrees to furnish advice and recommendations to the Fund and the Board with respect to the selection and continued employment of any sub-adviser(s) to provide investment advisory services to the Fund on terms and conditions, including, but not limited to, the compensation payable to any such sub-adviser(s), approved in the manner provided by applicable law.

(b)       Portfolio Transactions. The Adviser shall place all orders for the purchase and sale of portfolio securities for the account of the Fund with brokers or dealers selected by the Adviser, although the Fund will pay the actual brokerage commissions on portfolio transactions in accordance with Section 3(d).

In placing portfolio transactions for the Fund, it is recognized that the Adviser will use commercially reasonable efforts to secure the most favorable price and efficient execution. Consistent with this policy, the Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Adviser may be a party. It is understood that neither the Fund nor the Adviser has adopted a formula for allocation of the Fund’s investment transaction business. It is also understood that it is desirable for the Fund that the Adviser have access to supplemental investment and market research and security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Fund than would otherwise result when allocating brokerage transactions to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, subject to Section 28(e) of the Exchange Act and any restrictions and guidelines established by the Board, the Adviser is authorized to place orders for the purchase and sale of securities for the Fund with such brokers. It is understood that the services provided by such brokers may be useful or beneficial to the Adviser in connection with its services to other clients.

On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients, the Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

SECTION 3. Allocation of Expenses.

The Fund assumes and shall pay all expenses for all other Fund operations and activities and shall reimburse the Adviser for any such expenses incurred by the Adviser. Unless the Private Placement Memorandum or Statement of Additional Information of the Fund provides otherwise, the expenses to be borne by the Fund shall include, without limitation:

(a)       all expenses of organizing the Fund;

(b)       the charges and expenses of any registrar, stock transfer or dividend disbursing agent, shareholder servicing agent, custodian or depository appointed by the Fund for the safekeeping of its cash, portfolio securities and other property, including the costs of servicing shareholder investment accounts, and bookkeeping, accounting and pricing services provided to the Fund (other than those utilized by the Adviser in providing the services described in Section 2 of this Agreement);

(c)       the charges and expenses of bookkeeping, accounting and auditors;

(d)       brokerage commissions and other costs incurred in connection with transactions in the portfolio securities of the Fund, including any portion of such commissions attributable to brokerage and research services as defined in Section 28(e) of the Exchange Act;

(e)       taxes, including issuance and transfer taxes, and fund registration, filing or other fees payable by the Fund to federal, state or other governmental agencies;

(f)       expenses relating to the issuance of Shares of the Fund;

(g)       expenses involved in registering and maintaining registrations of the Fund and of its Shares with the SEC and various states and other jurisdictions;

(h)       expenses involved in registering and maintaining registrations of the Fund and of its Shares with any securities exchange or other trading system, as applicable;

(i)       expenses of stockholders’ and directors’ meetings, including meetings of committees, and of preparing, printing and mailing proxy statements, quarterly reports, if any, semi-annual reports, annual reports and other communications to existing stockholders;

(j)       expenses of preparing and printing prospectuses;

(k) compensation and expenses of directors who are not affiliated with the Adviser;

(l)       if approved by the Board, compensation and expenses of the Fund’s chief compliance officer and expenses associated with the Fund’s compliance program;

(m)       charges and expenses of legal counsel in connection with matters relating to the Fund, including, without limitation, legal services rendered in connection with the Fund’s organization and financial structure and relations with its stockholders, issuance of Shares of the Fund and registration and qualification of Shares under federal, state and other laws and fees and expenses associated with seeking, expenses of issuing, redeeming and repurchasing (including expenses associated with the Fund’s Share repurchases pursuant to Rule 23c-3 under the 1940 Act), applying for and obtaining formal exemptive, no-action and/or other relief from the SEC in connection with the issuance of multiple share classes;

(n)       the cost and expense of maintaining the books and records of the Fund, including general ledger accounting;

(o)       insurance premiums on fidelity, errors and omissions and other coverages, including the expense of obtaining and maintaining a fidelity bond as required by Section 17(g) of the 1940 Act which may also cover the Adviser;

(p)       expenses incurred in obtaining and maintaining any surety bond or similar coverage with respect to securities of the Fund;

(q)       costs, including interest payable on Fund borrowings, of borrowing money or engaging in other types of leverage financing including, without limitation, through the use by the Fund of reverse repurchase agreements, dollar rolls, bank borrowings, and credit facilities;

(r)       such other non-recurring expenses of the Fund as may arise, including expenses of actions, suits or proceedings to which the Fund is a party and expenses resulting from the legal obligation that the Fund may have to provide indemnity with respect thereto;

(s)       expenses and fees reasonably incidental to any of the foregoing specifically identified expenses;

(t)       any expenses allocated or allocable to a specific class of Shares, including without limitation sub-transfer agency expenses, shareholder servicing fees, and distribution fees paid pursuant to a Rule 12b-1 or similar plan adopted by the Board for a particular Share class;

(u)       ordinary legal fees, including the legal fees that arise in the ordinary course of business for the Fund, registered as a closed-end management investment company and, as applicable, that operates as an “interval fund” pursuant to Rule 23c-3 under the 1940;

(v)       all other expenses permitted by the Private Placement Memorandum and Statement of Additional Information of the Fund as being paid by the Fund; and

(w)       cost and expenses relating to any special purpose vehicles held or established by the Fund; costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute in connection with the business of the Fund and the amount of any judgment or settlement paid in connection therewith, or the enforcement of the Fund’s rights against any person and indemnification or contribution expenses payable by the Fund to any person and other extraordinary expenses.

SECTION 4. Advisory Fee.

(a)       The Fund hereby agrees to compensate the Adviser for its services and its related expenses under this Agreement at an annual rate of 1.35% of the Fund’s average daily “Managed Assets,” payable monthly in arrears. “Managed Assets” of the Fund shall mean the total assets of the Fund (including any assets attributable to borrowings for investment purposes) minus the sum of the Fund’s accrued liabilities (other than liabilities representing borrowings for investment purposes). The Adviser may waive a portion of its fees. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for such month shall be computed in a manner consistent with the calculation of the fees payable on a monthly basis. Subject to the provisions of Section 6 of this Agreement below, the accrued fees will be payable monthly as promptly as possible after the end of each month during which this Agreement is in effect.

(b)       The Adviser may direct the Fund’s administrator or sub-administrator to pay to any sub- adviser a portion of the compensation payable to the Adviser pursuant to Section 4(a) of this Agreement out of the assets of the Fund; provided, however, that in such case the compensation payable to the Adviser hereunder will be reduced by the amount of any compensation paid directly by the Fund to such sub-adviser.

SECTION 5. Incentive Fee.

(a)       The Fund hereby agrees to pay the Adviser an incentive fee if certain income-based targets are met (the “Incentive Fee”), calculated as set forth below. In the case of a liquidation of the Fund or if this Agreement is terminated, the Incentive Fee will also become payable as of the effective date of the liquidation or termination.

The Incentive Fee is earned on Pre-Incentive Fee Net Investment Income, as defined below, attributable to any class of the Fund’s Shares established from time to time (each, a “Class”), and shall be calculated and accrued on a daily basis while being determined and payable in arrears at the end of each fiscal quarter. With respect to each Class, the Incentive Fee for each fiscal quarter will be calculated as follows:

(i)       No Incentive Fee shall be payable in any fiscal quarter in which the Pre-Incentive Fee Net Investment Income attributable to the Class does not exceed a quarterly return of 1.50% per quarter based on the Class’s average daily net assets for the applicable quarterly payment period (calculated in accordance with U.S. GAAP and gross of any accrued (but unpaid) performance fee if applicable during the payment period) (the “Quarterly Return”), or 6.00% annualized;

(ii)       For any fiscal quarter in which Pre-Incentive Fee Net Investment Income attributable to the Class (if any) exceeds the Quarterly Return, the Incentive Fee with respect to that Class shall equal 12.5% of Pre-Incentive Fee Net Investment Income attributable to the Class.

(iii)       “Pre-Incentive Fee Net Investment Income,” with respect to each Class, is defined as the Class’s share of net investment income (allocated based on the net asset value of the Class relative to the Fund as a whole), which will include investment income earned by the Fund (i.e., interest income, dividend income, etc.) reduced by (1) Fund-related investment expenses (i.e., interest and dividend expense, expenses related to the execution of the investment strategy, etc.), and (2) after subtracting any reimbursement made by the Adviser to the Fund pursuant to any expense waiver or cap arrangement agreed to between the Adviser and the Fund, any other Fund expenses, determined in accordance with U.S. GAAP prior to the application of the Incentive Fee, except that such “other Fund expenses” shall not include, without limitation, any payments under the Fund’s Distribution and Servicing Plan.

SECTION 6. Indemnification.

(a)       The Fund hereby agrees to indemnify the Adviser and each of the Adviser’s partners, officers, employees, and agents (including any individual who serves at the Adviser’s request as director, officer, partner, trustee or the like of another corporation) and controlling persons (each such person being an “Indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable state law) reasonably incurred by such Indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while acting in any capacity set forth above in this paragraph or thereafter by reason of his having acted in any such capacity, except with respect to any matter as to which he shall have been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interest of the Fund and furthermore, in the case of any criminal proceeding, so long as he had no reasonable cause to believe that the conduct was unlawful, provided, however, that (1) no Indemnitee shall be indemnified hereunder against any liability to the Fund or its stockholders or any expense of such Indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence (iv) reckless disregard of the duties involved in the conduct of his position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as “Disabling Conduct”), (2) as to any matter disposed of by settlement or a compromise payment by such Indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Fund and that such Indemnitee appears to have acted in good faith in the reasonable belief that his action was in the best interests of the Fund and did not involve Disabling Conduct by such Indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnitee was authorized by a majority of the full Board. Notwithstanding the foregoing, the Fund shall not be obligated to provide any such indemnification to the extent such provision would waive any right that the Fund cannot lawfully waive.

(b)       The Fund shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Fund receives a written affirmation of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Fund unless it is subsequently determined that he is entitled to such indemnification and if the Directors of the Fund determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (1) the Indemnitee shall provide adequate security for his undertaking, (2) the Fund shall be insured against losses arising by reason of any lawful advances, (3) a majority of a quorum of Directors of the Fund who are neither “interested persons” of the Fund (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding (each such Director, a “Disinterested Non-Party Director,” and collectively, the “Disinterested Non-Party Directors”) or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnitee ultimately will be found entitled to indemnification or (4) there is not a Disinterested Non-Party Director, Indemnitee provides the written affirmation referred to above.

(c)       All determinations with respect to indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body of competent jurisdiction before whom the proceeding was brought that such Indemnitee is not liable by reason of Disabling Conduct or, (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non-Party Directors of the Fund, or (ii) if such a quorum is not obtainable or even if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion.

(d)       Each Indemnitee shall, in the performance of its duties, be fully and completely justified and protected with regard to any act or any failure to act resulting from reliance in good faith upon the books of account or other records of the Fund, upon an opinion of counsel, or upon reports made to the Fund by any of the Fund’s officers or employees or by any advisor, administrator, manager, distributor, selected dealer, accountant, appraiser or other expert or consultant selected with reasonable care by the Directors, officers or employees of the Fund, regardless of whether such counsel or other person may also be a Director.

(e)       The rights accruing to any Indemnitee under these provisions shall not exclude any other right to which he may be lawfully entitled.

SECTION 7. Relations with Fund.

Subject to and in accordance with the organizational documents of the Adviser and the Fund, as well as their policies and procedures and codes of ethics, it is understood that Directors, officers, agents and stockholders of the Fund are or may be interested in the Adviser (or any successor thereof) as directors, officers or otherwise, that partners, officers and agents of the Adviser (or any successor thereof) are or may be interested in the Fund as Directors, officers, agents, stockholders or otherwise, and that the Adviser (or any such successor thereof) is or may be interested in the Fund as a stockholder or otherwise.

SECTION 8. Liability of Adviser.

The Adviser shall not be liable to the Fund for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates; provided, however, that no provision of this Agreement shall be deemed to protect the Adviser against any liability to the Fund or its stockholders to which it might otherwise be subject by reason of any Disabling Conduct nor shall any provision hereof be deemed to protect any Director or officer of the Fund against any such liability to which he might otherwise be subject by reason of any Disabling Conduct.

SECTION 9. Duration and Termination of this Agreement.

(a)       Duration. This Agreement shall become effective on the date first set forth above, such date being the date on which this Agreement has been executed following: (1) the approval of the Board, including approval by a vote of a majority of the Directors who are not “interested persons” (as defined in the 1940 Act) of the Adviser or the Fund, cast in person at a meeting called for the purpose of voting on such approval; and (2) the approval by a “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of the Fund. Unless terminated as herein provided, this Agreement shall remain in full force and effect until the date that is two years after the effective date of this Agreement. Subsequent to such initial period of effectiveness, this Agreement shall continue in full force and effect, subject to paragraph 8(c), so long as such continuance is approved at least annually (a) by either the Board or by a “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of the Fund and (b) in either event, by the vote of a majority of the Directors of the Fund who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(b)       Amendment. No provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the amendment, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act including the interpretation thereof that amendments that do not increase the compensation of the Adviser or otherwise fundamentally alter the relationship of the Fund with the Adviser do not require stockholder approval if approved by the requisite majority of the Fund’s Directors who are not “interested persons” (as defined in the 1940 Act) of the Fund.

(c)       Termination. This Agreement may be terminated at any time, without payment of any penalty, by vote of the Board, or by a “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of the Fund, or by the Adviser, in each case on not more than 60 days’ nor less than 30 days’ prior written notice to the other party.

(d)       Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its “assignment” (as defined in the 1940 Act).

SECTION 10. Services Not Exclusive.

The services of the Adviser to the Fund hereunder are not to be deemed exclusive, and the Adviser (and its affiliates) shall be free to render similar services to others so long as its services hereunder are not impaired thereby; provided, however, that the Adviser will undertake no activities that, in its reasonable good faith judgment, will adversely affect the performance of its obligations under this Agreement. In addition, the parties may enter into other agreements pursuant to which the Adviser provides administrative or other, non-investment advisory services to the Fund, and the Adviser may be compensated for such other services.

SECTION 11. Notices.

Notices under this Agreement shall be in writing and shall be addressed, and delivered or mailed postage prepaid, to the other party at such address as such other party may designate from time to time for the receipt of such notices. Until further notice to the other party, the address of each party to this Agreement for this purpose shall be 225 Liberty Street, 35th Floor, New York, New York 10281-1023.

SECTION 12. Governing Law; Severability; Counterparts.

(a)       This Agreement shall be construed in accordance with the laws of the State of New York, and the applicable provisions of the 1940 Act. To the extent that applicable law of the State of New York, or any of the provisions herein, conflict with applicable provisions of the 1940 Act, the latter shall control. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

(b)       Exclusive jurisdiction over any action, suit, or proceeding under, arising out of, or relating to this Agreement shall lie in the federal and state courts within the State of New York, and each party hereby waives any objection it may have at any time to the laying of venue of any such proceedings brought in any such courts, waives any claim that such proceedings have been brought in an inconvenient forum, and further waives the right to object, with respect to such proceedings, that any such court does not have jurisdiction over that party.

SECTION 13. Miscellaneous.

(a)       If the Adviser enters into a definitive agreement that would result in a change of control (within the meaning of the 1940 Act) of the Adviser, it agrees to give the Fund the lesser of 60 days’ written notice and such notice as is reasonably practicable before consummating the transaction.

(b)       Where the effect of a requirement of the 1940 Act reflected in or contemplated by any provisions of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

(c)       No person other than the Fund and the Adviser is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any person other than the Fund in question (including without limitation any stockholder in any Fund) any direct, indirect, derivative, or other rights against the Adviser, or (ii) create or give rise to any duty or obligation on the part of the Adviser (including without limitation any fiduciary duty) to any person other than the Fund, all of which rights, benefits, duties, and obligations are hereby expressly excluded.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

OAKTREE FUND ADVISORS, LLC

By:	/s/ Peter Boos
Name:	Peter Boos
Title:	Vice President

By:	/s/ Brian Price
Name:	Brian Price
Title:	Managing Director

OAKTREE ASSET-BACKED INCOME PRIVATE FUND INC.

By:	/s/ Brian Hurley
Name:	Brian Hurley
Title:	President

[Signature Page to Investment Advisory Agreement]